EILEEN DUNN:

Welcome to our mid quarter update for the third quarter 2001. I want to remind you that we plan to report our quarterly results on Wednesday October 17th.

Before Bruce begins his comments, let me also remind you that except for historical information, the matters discussed in this taped statement are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.

Forward-looking statements, including projections and anticipated levels of future performance, involve risks and uncertainties, which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in our filings with the United States Securities and Exchange Commission, including without limitation our most recent report on Form 10-K, filed on March 27, 2001, and all other subsequent filings. You are strongly urged to review such filings for a more detailed discussion of such risks and uncertainties.

Now let me turn today's call over to Bruce Nelson, Office Depot's CEO:


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BRUCE NELSON:
Thanks Eileen... And thanks to everyone who has dialed in to listen to our outlook for the 3rd quarter, which ends September 29, 2001. The purpose of these mid quarter updates is to provide our shareholders with current insightful information regarding our operating performance between reporting periods. As you are aware, there will always be unanticipated factors that may have an impact on our actual reported results. Overall, I would say that I am encouraged with our operating performance so far in the quarter. While the economy continues to have an impact on our results, we are finding new ways to drive sales, manage costs and increase shareholder value. We are keeping a constant focus on our quality indices and are relentlessly pursuing fanatical customer service across all of our business channels.


NORTH AMERICAN RETAIL
Comparable retail store sales in July and so far in August have shown a meaningful improvement over 2nd quarter negative comps of nine percent. As a result we are currently on track to be at the lower end of our negative 4-6% comp range guidance for the third quarter. And while the economy continues to impact our performance, and technology sales have shown no improvement over last year's levels, we are seeing an increase in our core office supplies business.

The impact of back-to-school programs on our results is still too early to call as less than 50% of the nation's schools have begun classes so far. Pricing and promotions are competitive across all channels, including strong competition from the mass merchants as well as other office supply retailers. To date, back-to-school sales are slightly over our initial expectations, despite tough comparisons with last year's highly successful technology offering of a back-to-school "Computer in a box" promotion.

Our North American Retail business continues to show significant improvements in gross margins as a result of our chain wide successful merchandising and plan-o-graming efforts and the continued mix shift away from technology. Keep in mind that we are also beginning to anniversary the price reductions we implemented last year on paper, ink and toner. As a result, our gross margins will be much stronger on a comparable year over year basis.

On the cost side, we are continuing to keep tight control over our expenses, while at the same time improving customer service levels. As a result, we expect North American retail operating profit to be in the upper range of 5.5%-6.0% guidance for the third quarter.


BUSINESS SERVICES GROUP
In our contract business we are seeing sales slow more rapidly this quarter than last. The weakness in our contract business is led by a significant sales slowdown in Northern California, our largest sales region, followed by softness in some parts of the Midwest. However, there is continued strength in the rest of the U.S.



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In the other BSG channels, we are seeing a slight improvement in sales to the small and medium customer segments, although not enough to offset the weakness in contract sales. Overall, the economy does not seem to be improving for business customers of any size, so we now expect sales to be at the lower end -- which is to say, the "not so good" end -- of our forecast of low to mid single digit range for the third quarter. Also keep in mind that we plan to include the operating results of our July acquisition of 4Sure.com in our BSG Group's 3rd quarter results when we report them in October.

Disciplined contract pricing continues to offset the impact of price reductions for paper, ink and toner taken in the third quarter of last year. We expect the seasonal mix shift of back-to-school to be more pronounced this year as higher margin contract sales have slowed and, coupled with the inclusion of 4Sure.com's somewhat lower gross margins, this segment will likely report lower gross margins than the 2nd quarter but still above last years levels. We are seeing continued improvement in operating costs, but some of the benefit is masked by the loss of leverage due to slowing sales. As a result of the softness in contract sales and the corresponding loss of leverage, BSG operating profit will likely be in the 8% range for the third quarter, significantly above last year's results.


INTERNATIONAL
Local currency sales in the International division held steady during the first half of the quarter, but our translated results continue to be negatively impacted by currency. The Euro and the Pound have been particularly volatile over the past several weeks. From what we know so far, we still believe sales in U.S. dollars will be in the high single to low double-digit range for this period and much stronger than that in local currencies.

Our highly profitable International division continues to grow faster than the European economies generally, and remains in firm control over selling margins and operating costs. At this point in time, we anticipate operating margins to remain in the double-digit range for the quarter and continue to exceed last year's results.



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IN CONCLUSION,
As I said at the beginning of the call, I am encouraged by the overall trends in our 3rd quarter. On the positive side, North American Retail is showing sequential improvement in comps for the second consecutive quarter, and gross margins are improving as a result of the many merchandising actions we have implemented. International continues to shine. Company wide cost and quality measurements all remain positive. On the negative side, contract sales are slowing more rapidly than we originally anticipated, putting pressure on BSG's operating results.

So at this point, on an overall basis, we anticipate a penny or two of upside to our earnings performance from operations as compared to consensus estimates for the quarter. However, we also expect to reach some conclusion on certain non-recurring legal matters in the 3rd quarter that will likely offset this potential upside. The successful resolution of these legal matters will enable us to put some past issues behind us, albeit at a negative cost to third quarter earnings.

As a result of all of these factors, we remain comfortable with the current consensus expectations for the quarter, which will be the first time in 10 quarters (since the 2nd quarter of 1999) that we will have generated improvement in operating profit on a year over year basis.

We remain firmly on track to meet our strategic goals and objectives for the year, and see no basis at this time for changing our outlook for the 4th quarter. I believe we are rapidly becoming a more compelling place to work for our employees and shop for our customers, which I know, will make Office Depot a more compelling place to invest for the future.

Thanks again for listening.